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Exhibit 99.1


                                    AGREEMENT
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Made  this day of March 28, 2003, by and between Advanced Plant Pharmaceuticals,
Inc (hereinafter "APPI" or "The Company") with principle offices located at 43 West 33rd Street, Suite 405 New York NY. 10001, and Elliot Bauer (hereinafter "Consultant") an individual residing at 137 Micki Drive, Morganville, N.J. 07751.

WHEREAS: APPI has developed a line of dietary supplements and natural products (hereinafter "Products"), and wishes to have the Consultant introduce Products to potential Scientific Directors and Marketing Partners having the ability to conduct clinical trials and market approved Products worldwide.

WHEREAS: The Consultant has represented that he is capable of providing expertise and advice in assisting APPI in achieving its goals as set forth above, now, therefore it is

AGREED, between the parties as follows:

1. SERVICES. Consultant will introduce to APPI all potential Scientific Directors and Marketing Partners who have the resources and ability to conduct clinical trials and market approved Products worldwide.

2. COMPENSATION. APPI will immediately upon the execution of this agreement begin the process of issuing to the Consultant 7,000,000 (seven million) shares of its free trading common stock to be issued under an S-8 registration, and 8,000,000 (eight million) shares of its restricted common stock common stock of APPI as compensation for the above services.

3. GOVERNING LAWS. The validity, interpretation and performance of this Agreement and any dispute connected herewith shall be governed and construed in accordance with New York State laws, without reference to its conflict of law principles. Any disputes arising in regard to the provisions of this Agreement shall be settled amicably through mutual consultation between the two parties. Any disputes not settled through mutual consultation as stipulated in the proceeding sentence shall be finally settled by the New York State Arbitration Court.

4. ENTIRE AGREEMENT. This Agreement, constitutes the entire agreement between APPI and the Consultant. This Agreement supersedes any prior or existing contract or arrangement by and between APPI and the Consultant.

5. COUNTERPARTS. This Agreement may he executed in any number of separate counterparts, each of which shall be deemed to be original but which together shall constitute one in the same instrument.

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IN WITNESS WHEREOF, THE PARTIES HAVE CAUSED THIS AGREEMENT TO BE EXECUTED AS OF
THE DAY AND YEAR FIRST ABOVE WRITTEN BY THEIR RESPECTIVE AUTHORIZED OFFICIALS.



Advanced Plant Pharmaceuticals, Inc.

BY___________________________              BY________________________
     MR. DAVID LIEBERMAN                      ELLIOT BAUER
     TITLE: PRESIDENT

DATE:________________                      DATE:__________________



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